Exhibit 4.2
EXECUTION COPY

SERVICE CORPORATION INTERNATIONAL
as Issuer
and
THE BANK OF NEW YORK MELLON TRUST COMPANY, N.A.
as Trustee
$150,000,000
8.00% SENIOR NOTES DUE 2021
EIGHTH
SUPPLEMENTAL
INDENTURE
Dated as of November 10, 2009

          EIGHTH SUPPLEMENTAL INDENTURE dated as of November 10, 2009 (this “Supplemental Indenture”), between Service Corporation International, a Texas corporation (the “Issuer”), and The Bank of New York Mellon Trust Company, N.A., a national banking corporation, as successor to The Bank of New York, as trustee (the “Trustee”).
W I T N E S S E T H:
          WHEREAS, the Issuer has heretofore entered into a Senior Indenture, dated as of February 1, 1993 (the “Original Indenture”), with the Trustee, a First Supplemental Indenture, dated as of April 14, 2004, with the Trustee (the “First Supplemental Indenture”), a Second Supplemental Indenture, dated as of June 15, 2005, with the Trustee (the “Second Supplemental Indenture”) a Third Supplemental Indenture, dated as of October 3, 2006, with the Trustee (the “Third Supplemental Indenture”), a Fourth Supplemental Indenture, dated as of October 3, 2006, with the Trustee (the “Fourth Supplemental Indenture”), a Fifth Supplemental Indenture, dated as of November 28, 2006, with the Trustee (the “Fifth Supplemental Indenture”); a Sixth Supplemental Indenture, dated as of April 9, 2007, with the Trustee (the “Sixth Supplemental Indenture”) and a Seventh Supplemental Indenture, dated as of April 9, 2007, with the Trustee (the “Seventh Supplemental Indenture”);
          WHEREAS, the Original Indenture, as supplemented by this Supplemental Indenture, is herein called the “Indenture”;
          WHEREAS, under the Original Indenture, the form and terms of a new series of Securities may at any time be established by a supplemental indenture executed by the Issuer and the Trustee;
          WHEREAS, the Issuer proposes to create under the Indenture a new series of Securities;
          WHEREAS, additional Securities of this series and other series hereafter established, except as may be limited in the Original Indenture as at the time supplemented and modified, may be issued from time to time pursuant to the Original Indenture as at the time supplemented and modified; and
          WHEREAS, all conditions necessary to authorize the execution and delivery of this Supplemental Indenture and to make it a valid and binding obligation of the Issuer have been done or performed;
          NOW, THEREFORE, in consideration of the agreements and obligations set forth herein and for other good and valuable consideration, the sufficiency of which is hereby acknowledged, the parties hereto hereby agree as follows:

ARTICLE I
ESTABLISHMENT OF NEW SERIES
Section 1.01 Establishment of New Series.
          (a) There is hereby established a new series of Securities to be issued under the Indenture, to be designated as the Issuer’s 8.00% Senior Notes due 2021 (the “Notes”).
          (b) On the Issue Date, the Trustee shall authenticate and deliver $150,000,000 of the Notes and, at any time and from time to time thereafter, the Trustee shall authenticate and deliver Additional Notes for original issue in accordance with Sections 2.3 and 2.4 of the Original Indenture in an aggregate principal amount specified in the applicable Issuer Order. Further, from time to time after the original issue date, Notes shall be authenticated and delivered upon registration of transfer of, or in exchange for, or in lieu of other Notes as set forth in the Original Indenture.
          (c) The Notes shall be issued initially in the form of one or more Global Securities in substantially the form set out in Exhibit A hereto. The Depositary with respect to the Notes shall be The Depository Trust Company.
          (d) Each Note shall be dated the date of authentication thereof and shall bear interest as provided in the form of Note in Exhibit A hereto. The date on which principal is payable on the Notes shall be as provided in the form of Note in Exhibit A hereto.
          (e) The record dates for the Notes and the manner of payment of principal and interest on the Notes shall be as provided in the form of Note in Exhibit A hereto. The Place of Payment shall be as designated in Section 3.2 of the Original Indenture.
          (f) The terms of Section 10.1(C) of the Original Indenture shall be applicable to the Notes. If and to the extent that the provisions of the Original Indenture are duplicative of, or in contradiction with, the provisions of this Supplemental Indenture, the provisions of this Supplemental Indenture shall govern, but solely with respect to the Notes.
ARTICLE II
DEFINITIONS
          For purposes of this Supplemental Indenture and the Notes, the following terms have the meanings indicated below. All capitalized terms used herein and not otherwise defined below shall have the meanings ascribed thereto in the Original Indenture.
          “Additional Notes” means Notes issued in compliance with the terms of this Supplemental Indenture subsequent to the Issue Date and in compliance with Sections 2.3 and 2.4 of the Original Indenture.
          “Acquisition” means the acquisition of the shares of Keystone tendered pursuant to the offer made by SCI Alliance Acquisition Corporation, a wholly owned subsidiary of the Issuer governed by the laws of the Province of Ontario, pursuant to the Acquisition Agreement to acquire all of the outstanding common shares of Keystone.
          “Acquisition Agreement” means the support agreement dated as of October 14, 2009 (together with the schedules and exhibits thereto), among the Issuer, SCI Alliance Acquisition Corporation and Keystone.
          “Adjusted Consolidated Net Tangible Assets” means, at the time of determination, the aggregate amount of total assets included in the Issuer’s most recent quarterly or annual consolidated balance sheet prepared in accordance with generally accepted accounting principles, net of applicable reserves reflected in such balance sheet, after deducting the following amounts reflected in such balance sheet: (a) goodwill; (b) deferred charges and other assets; (c) preneed funeral receivables and trust investments; (d) preneed cemetery receivables and trust investments; (e) cemetery perpetual care trust investments; (f) current assets of discontinued operations; (g) non-current assets of discontinued operations; (h) other like intangibles; and (i) current liabilities (excluding, however, current maturities of long-term debt).
          “Attributable Indebtedness,” when used with respect to any sale and leaseback transaction (as contemplated by Section 3.7 of the Original Indenture), means, at the time of determination, the present value (discounted at the rate set forth or implicit in the terms of the lease included in such transaction) of the total obligations of the lessee for rental payments (other than amounts required to be paid on account of property taxes, maintenance, repairs, insurance, assessments, utilities, operating and labor costs and other items that do not constitute payments for property rights) during the remaining term of the lease included in such transaction (including any period for which such lease has been extended). In the case of any lease that is terminable by the lessee upon the payment of a penalty or other termination payment, such amount shall be the lesser of the amount determined assuming termination upon the first date such lease may be terminated (in which case the amount shall also include the amount of the penalty or termination payment, but no rent shall be considered as required to be paid under such lease subsequent to the first date upon which it may be so terminated) or the amount determined assuming no such termination.
          “Capital Stock” of any Person means any and all shares, interests (including partnership interests), rights to purchase, warrants, options, participations or other equivalents of or interests in (however designated) equity of such Person, including any preferred stock, but excluding any debt securities convertible into such equity.
          “Change of Control” has the meaning attributed thereto in Section 4.03 of this Supplemental Indenture.
          “Change of Control Offer” has the meaning attributed thereto in Section 4.03 of this Supplemental Indenture.
          “Credit Facilities” means one or more debt facilities with banks or other institutional lenders providing for revolving credit or term loans or letters of credit.
          “Escrow Agent” means The Bank of New York Mellon Trust Company, N.A.

          “Escrow Agreement” means the escrow agreement relating to the Notes dated as of the date hereof among the Issuer, the Escrow Agent and the Trustee.
          “Holder” means, in the case of any Note, the Person in whose name such Note is registered in the security register kept by the Issuer for that purpose in accordance with the terms of the Indenture.
          “Issue Date” means November 10, 2009.
          “Keystone” means Keystone North America Inc., a company amalgamated under the laws of the Province of Ontario.
          “Notes” has the meaning assigned to it in Section 1.01(a) hereof.
          “Optional Redemption Premium” has the meaning attributed thereto in Exhibit A hereto.
          “Perpetual Care Trust” means a trust established to provide perpetual care or maintenance for any cemetery, mausoleum or columbarium.
          “Pre-Need Trust” means a trust established to hold funds related to the purchase of funeral or cemetery goods or services on a pre-need basis.
          “Securities Act” means the Securities Act of 1933, as amended.
          “Special Redemption” means (i) the mandatory redemption, in whole, but not in part, of the Notes pursuant to the Escrow Agreement and paragraph 6 of the Notes required to take place in the event the Acquisition is not consummated on or prior to June 30, 2010, or (ii) the optional redemption, in whole, but not in part, at any time prior to June 30, 2010, if, in the Issuer’s sole judgment, the Acquisition will not be consummated by that date.
          “Subsidiary” means with respect to any Person: (a) any corporation, association, limited liability company or other business entity (other than a partnership) of which more than 50% of the total voting power of shares of Capital Stock entitled (without regard to the occurrence of any contingency) to vote in the election of directors, managers or trustees thereof is at the time owned or controlled, directly or indirectly, by such Person or one or more of the other Subsidiaries of that Person (or a combination thereof); and (b) any partnership, (i) the sole general partner or the managing general partner of which is such Person or a Subsidiary of such Person, or (ii) the only general partners of which are such Person or of one or more Subsidiaries of such Person (or any combination thereof); provided, however, that no Pre-Need Trust or Perpetual Care Trust shall be deemed to be a Subsidiary for purposes of this Supplemental Indenture.
          “Underwriters” means J.P. Morgan Securities Inc., Banc of America Securities LLC, Morgan Keegan & Company, Inc., Raymond James & Associates, Inc., Scotia Capital (USA) Inc. and SunTrust Robinson Humphrey, Inc.

          “Voting Stock” of a Person means all classes of Capital Stock of such Person then outstanding and normally entitled (without regard to the occurrence of any contingency) to vote in the election of directors, managers or trustees thereof.
ARTICLE III
THE NOTES
          Section 3.01 Form. Provisions relating to the Notes are set forth in Exhibit A hereto, which are hereby incorporated in and expressly made a part of this Supplemental Indenture. The Notes and the Trustee’s certificate of authentication thereto shall be substantially in the form of Exhibit A, which is hereby incorporated in and expressly made a part of this Supplemental Indenture. The Notes may have notations, legends or endorsements required by law, stock exchange rule, agreements to which the Issuer is subject, if any, or usage (provided that any such notation, legend or endorsement is in a form acceptable to the Issuer). Each Note shall be dated the date of its authentication. The Notes shall be issuable only in registered form without interest coupons and only in denominations of $2,000 and integral multiples of $1,000. The terms of the Notes set forth in Exhibit A are part of the terms of this Supplemental Indenture.
          Section 3.02 Limitation on Ability of the Issuer to Release Funds from Escrow. At the date of this Supplemental Indenture, the Trustee, the Issuer and the Escrow Agent shall enter into an Escrow Agreement substantially in the form attached as Exhibit B hereto. The net proceeds from the offering of the Notes will be paid into an Escrow Account by the Underwriters of the Notes and held in the name of the Trustee on behalf of the Holders under the terms of the Escrow Agreement. In accordance with the terms of the Escrow Agreement, the Escrow Property (as defined in the Escrow Agreement) will be released to the Issuer upon delivery to the Escrow Agent and the Trustee of a certificate signed by an officer of the Issuer (the “Escrow Release Certificate”), in the form attached to the Escrow Agreement. The Issuer agrees for the benefit of the Holders to comply with the terms and conditions of the Escrow Agreement and shall use its reasonable best efforts to satisfy the conditions precedent to release of the Escrow Property, deliver the Escrow Release Certificate and receive the net proceeds from the offering and sale of the Notes as provided in the Escrow Agreement, as soon as practicable following the date hereof. The Issuer agrees that (i) the terms of the Escrow Agreement shall exclusively control the conditions under which and procedures pursuant to which Escrow Property (as defined in the Escrow Agreement) can be released and (ii) it will not attempt to have any Escrow Property (as defined in the Escrow Agreement) released from escrow except in accordance with the Escrow Agreement.
ARTICLE IV
REDEMPTION
          Section 4.01 Optional Redemption.
          (a) At its option, the Issuer may choose to redeem all or any portion of the Notes, at once or from time to time.
          (b) To redeem the Notes, the Issuer must pay a redemption price in an amount determined in accordance with the provisions of the form of Note set out in Exhibit A hereto.

          (c) Any redemption pursuant to this Section 4.01 shall be made pursuant to the provisions of Sections 12.1 through 12.3 of the Original Indenture.
          Section 4.02 Mandatory Redemption. Except as set forth in Section 4.04 below, the Issuer shall not be required to make mandatory redemption or sinking fund payments with respect to the Notes. However, the Issuer may be required to offer to purchase Notes as described in Section 4.03 below. The Issuer may at any time and from time to time purchase Notes in the open market or otherwise.
          Section 4.03 Change of Control. Upon the occurrence of any of the following events (each a “Change of Control”), each Holder shall have the right to require that the Issuer repurchase such Holder’s Notes at a purchase price in cash equal to 101% of the principal amount thereof on the date of purchase plus accrued and unpaid interest, if any, to the date of purchase (subject to the right of Holders of record on the relevant record date to receive interest due on the relevant interest payment date):
(1)	any “person” (as such term is used in Sections 13(d) and 14(d) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”)) becomes the “beneficial owner” (as defined in Rules 13d-3 and 13d-5 under the Exchange Act, except that for purposes of this clause (1) such person shall be deemed to have “beneficial ownership” of all shares that any such person has the right to acquire, whether such right is exercisable immediately or only after the passage of time), directly or indirectly, of more than 35% of the total voting power of the Voting Stock of the Issuer;

(2)	individuals who on the Issue Date constituted the board of directors (together with any new directors whose election by such board of directors or whose nomination for election by the shareholders of the Issuer was approved by a vote of at least a majority of the directors of the Issuer then still in office who were either directors on the Issue Date or whose election or nomination for election was previously so approved) cease for any reason to constitute a majority of the board of directors then in office;

(3)	the Issuer is liquidated or dissolved or adopts a plan of liquidation or dissolution; or

(4)	the merger or consolidation of the Issuer with or into another Person or the merger of another Person with or into the Issuer, or the sale of all or substantially all the assets of the Issuer (determined on a consolidated basis) to another Person, other than a transaction following which (i) in the case of a merger or consolidation transaction, holders of securities that represented 100% of the Voting Stock of the Issuer immediately prior to such transaction (or other securities into which such securities are converted as part of such merger or consolidation transaction) own directly or indirectly at least a majority of the voting power of the Voting Stock of the surviving Person in such merger or consolidation transaction immediately after such transaction and (ii) in the case of a sale of assets transaction, each transferee becomes an obligor in respect of the Notes and a subsidiary of the transferor of such assets.

Within 30 days following any Change of Control, the Issuer will mail a notice to each Holder with a copy to the Trustee (the “Change of Control Offer”) stating:
(1)	that a Change of Control has occurred and that such Holder has the right to require the Issuer to purchase such Holder’s Notes at a purchase price in cash equal to 101% of the principal amount thereof on the date of purchase, plus accrued and unpaid interest, if any, to the date of purchase (subject to the right of Holders of record on the relevant record date to receive interest on the relevant interest payment date);

(2)	the circumstances and relevant facts regarding such Change of Control (including information with respect to pro forma historical income, cash flow and capitalization, in each case after giving effect to such Change of Control);

(3)	the purchase date (which shall be no earlier than 30 days nor later than 60 days from the date such notice is mailed); and

(4)	the instructions, as determined by the Issuer, consistent with this Section 4.03, that a Holder must follow in order to have its Notes purchased.
The Issuer will not be required to make a Change of Control Offer with respect to a series of Notes following a Change of Control if (1) a third party makes the Change of Control Offer in the manner, at the times and otherwise in compliance with the requirements set forth hereunder applicable to a Change of Control Offer made by the Issuer and purchases all Notes of such series validly tendered and not withdrawn under such Change of Control Offer or (2) notice of redemption of all of such series of Notes has been given pursuant hereto unless and until there has been a default in payment of the applicable redemption price. A Change of Control Offer may be made in advance of a Change of Control, conditional upon the Change of Control, if a definitive agreement is in place for the Change of Control at the time of making of the Change of Control Offer.
The Issuer shall comply, to the extent applicable, with the requirements of Section 14(e) of the Exchange Act and any other securities laws or regulations in connection with the repurchase of Notes pursuant to this Section 4.03. To the extent that the provisions of any securities laws or regulations conflict with the provisions of this Section 4.03, the Issuer shall comply with the applicable securities laws and regulations and shall not be deemed to have breached its obligations under this Section 4.03 by virtue thereof.
Holders electing to have a Note purchased will be required to surrender the Note, with an appropriate form duly completed, to the Issuer at the address specified in the notice at least three Business Days prior to the purchase date. Holders will be entitled to withdraw their election if the Trustee or the Issuer receives not later than one Business Day prior to the purchase date, a telegram, telex, facsimile transmission or letter setting forth the name of the Holder, the principal amount of the Note which was delivered for purchase by the Holder and a statement that such Holder is withdrawing his election to have such Note purchased.

On the purchase date, all Notes purchased by the Issuer under this Section 4.03 shall be delivered by the Issuer to the Trustee for cancellation, and the Issuer shall pay the purchase price plus accrued and unpaid interest, if any, to the Holders entitled thereto.
In the event that at the time of any Change of Control the terms of any Credit Facility restrict or prohibit the purchase of Notes following such Change of Control, then prior to the mailing of the notice to Holders but in any event within 30 days following any Change of Control, the Issuer shall undertake to (1) repay in full all such indebtedness under any applicable Credit Facility or (2) obtain the requisite consents under the agreements governing such indebtedness under any applicable Credit Facility to permit the repurchase of the Notes.
          Section 4.04 Special Redemption. Any Special Redemption shall be made in whole, and not in part, pursuant to the provisions of Sections 12.1 through 12.3 of the Original Indenture; provided, however, that notice of any Special Redemption shall not be required to be given by the Issuer to the Holders, but shall instead be given by the Issuer to the Trustee and the Escrow Agent three (3) Business Days before the redemption date; provided, further, that if the Acquisition has not been consummated on or prior to June 30, 2010, the Issuer does not need to provide notice of Special Redemption to the Trustee or Escrow Agent.
          Section 4.05 Deposit of Redemption Price in the Event of Special Redemption. In the event of a Special Redemption, the Issuer shall cause the Escrow Agent to deposit with the Trustee or the Paying Agent an amount of money sufficient to redeem on the redemption date all the Notes so called for redemption at the appropriate redemption price, together with accrued interest, if any, to the date fixed for redemption.
ARTICLE V
AMENDMENT OF ORIGINAL INDENTURE
          Section 5.01 Amendment of Article One of Original Indenture. The second paragraph of Section 1.1 of the Original Indenture is hereby amended and restated, but only with respect to the Notes, to read in its entirety as follows:
“All accounting terms used herein and not expressly defined shall have the meanings assigned to such terms in accordance with generally accepted accounting principles, and the term “generally accepted accounting principles” means such accounting principles as are generally accepted in the United States at the date of the supplemental indenture authorizing the issuance of the related Notes of such series.”
          Section 5.02 Amendment of Article Three of Original Indenture. Section 3.6 of the Original Indenture is hereby amended and restated, but only with respect to the Notes, to read in its entirety as follows:
“The Issuer will not mortgage, pledge, encumber or subject to any lien or security interest, and no Subsidiary will mortgage, pledge, encumber or subject to any lien or security interest, to secure any Indebtedness of the Issuer or any Indebtedness of any Subsidiary (other than Indebtedness owing to the Issuer or a wholly-owned

Subsidiary) any assets, without providing that the Notes shall thereby be secured equally and ratably with (or prior to) any other Indebtedness so secured, unless, after giving effect thereto, the aggregate outstanding amount of all such secured Indebtedness of the Issuer and its Subsidiaries (excluding secured Indebtedness existing as of September 30, 2009, and any extensions, renewals or refundings thereof that do not increase the principal amount of Indebtedness so extended, renewed or refunded and excluding secured Indebtedness incurred pursuant to subparagraphs (a), (b), (c), (d) and (e) below), together with all outstanding Attributable Indebtedness from sale and leaseback transactions described in Section 3.7(1) of this Indenture, would not exceed 10% of Adjusted Consolidated Net Tangible Assets of the Issuer and its Subsidiaries on the date such Indebtedness is so secured; provided, however, that nothing in this Section 3.6 shall prevent the Issuer or any Subsidiary:
(a) from acquiring and retaining property subject to mortgages, pledges, encumbrances, liens or security interests existing thereon at the date of acquisition thereof, or from creating within one year of such acquisition mortgages, pledges, encumbrances or liens upon property acquired by it after September 30, 2009, as security for purchase money obligations incurred by it in connection with the acquisition of such property, whether payable to the Person from whom such property is acquired or otherwise;
(b) from mortgaging, pledging, encumbering or subjecting to any lien or security interest Current Assets to secure Current Liabilities;
(c) from mortgaging, pledging, encumbering or subjecting to any lien or security interest property to secure Indebtedness under one or more Credit Facilities in an aggregate principal amount not to exceed $500 million;
(d) from extending, renewing or refunding any Indebtedness secured by a mortgage, pledge, encumbrance, lien or security interest on the same property theretofore subject thereto, provided that the principal amount of such Indebtedness so extended, renewed or refunded shall not be increased; or
(e) from securing the payment of workmen’s compensation or insurance premiums or from making good faith pledges or deposits in connection with bids, tenders, contracts (other than contracts for the payment of money) or leases, deposits to secure public or statutory obligations, deposits to secure surety or appeal bonds, pledges or deposits in connection with contracts made with or at the request of the United States Government or any agency thereof, or pledges or deposits for similar purposes in the ordinary course of business.”
     Section 5.03 Amendment of Article Four of Original Indenture. Section 4.3 of the Original Indenture is hereby amended and restated, but only with respect to the Notes, to read in its entirety as follows:

“Section 4.3 Reports by the Issuer. (a) Whether or not required by the Commission, so long as any Notes of any series are Outstanding, the Issuer will furnish to the Trustee and to any Holders of Notes of such series who so request, within 15 days of the time periods specified in the Commission’s rules and regulations:
     (i) all quarterly and annual financial information that would be required to be contained in a filing with the Commission on Forms 10-Q and 10-K if the Issuer were required to file such Forms, including a “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and, with respect to the annual information only, a report on the annual financial statements by the Issuer’s independent accountants; and
     (ii) all current reports that would be required to be filed with the Commission on Form 8-K if the Issuer were required to file such reports.
(b) Whether or not required by the Commission, the Issuer will file a copy of all of the information and reports referred to in Sections 4.3(a)(i) and (ii) with the Commission for pubic availability within the time periods specified in the Commission’s rules and regulations (unless the Commission will not accept such a filing) and make such information available to securities analysts and prospective investors upon request.
(c) The Issuer will comply with the requirements of Section 314 of the Trust Indenture Act of 1939.
(d) The Issuer will furnish to the Trustee, not less than annually, a brief certificate from the principal executive officer, principal financial officer or principal accounting officer as to his knowledge of the Issuer’s compliance with all conditions and covenants under this Indenture. For purposes of this subsection (d), such compliance shall be determined without regard to any period of grace or requirement of notice provided under this Indenture.”
Section 5.04 Amendments of Article Five of Original Indenture.
     (a) Section 5.1(g) of the Original Indenture is hereby amended and restated, but only with respect to the Notes, to read in its entirety as follows:
“(g) default under any bond, debenture, note or other evidence of Indebtedness for money borrowed by the Issuer or any Subsidiary or under any mortgage, indenture or instrument under which there may be issued or by which there may be secured or evidenced any Indebtedness for money borrowed by the Issuer or any Subsidiary (other than Non-Recourse Indebtedness), whether such Indebtedness exists on the date hereof or shall hereafter be created, which default shall have resulted in such Indebtedness becoming or being declared due and payable prior to the date on which it would otherwise have become due and payable, or any default in payment of such Indebtedness (after the expiration of any applicable grace periods and the presentation of any debt instruments, if required), if the aggregate amount of all such Indebtedness which has been so accelerated and with respect to which there has been such a default in payment shall exceed $10,000,000, without each such default and acceleration having been rescinded or annulled within a period of 30 days after there shall have been given to the Issuer by the Trustee by registered mail, or to the Issuer and the Trustee by the Holders of at least 25 percent in aggregate principal amount of the Notes then Outstanding, a written notice specifying each such default and requiring the Issuer to cause each such default and acceleration to be rescinded or annulled and stating that such notice is a “Notice of Default” hereunder; or”
     (b) The first sentence of the first paragraph following Section 5.1(h) of the Original Indenture is hereby amended and restated, but only with respect to the Notes, to read in its entirety as follows:
“If an Event of Default with respect to Notes then Outstanding occurs and is continuing, then and in each and every such case, unless the principal of all of the Notes shall have already become due and payable, either the Trustee or the Holders of not less than 25 percent in aggregate principal amount of the Notes then Outstanding, by notice in writing to the Issuer (and to the Trustee if given by Noteholders), may declare the unpaid principal amount (or, if the Notes are Original Issue Discount Notes, such portion of the principal amount as may be specified in the terms) of all the Notes of such series then Outstanding and the Optional Redemption Premium, if any, due thereon, and the interest, if any, accrued thereon to be due and payable immediately, and upon any such declaration the same shall become and shall be immediately due and payable.”
     Section 5.05 Amendment of Article Eleven of Original Indenture. Article Eleven of the Original Indenture is hereby amended, but only with respect to the Notes, by the addition of the following new Section at the end thereof:
“Section 11.11 Usury. It is the intent of the parties in the execution and performance of the Notes and the Indenture to contract in strict compliance with applicable usury laws from time to time in effect. The Issuer and the Trustee on behalf of the Holders stipulate and agree that none of the terms in the Notes or the Indenture are intended or shall ever be construed to create a contract to pay interest in an amount in excess of the maximum nonusurious amount or at a rate in excess of the highest lawful rate. In the event any payment includes any such excess interest, the Issuer stipulates that such excess interest shall have been paid as a result of error on the part of the Trustee and the Issuer.”

ARTICLE VI
ADDITIONAL EVENT OF DEFAULT
     Section 6.01 Event of Default. An additional Event of Default under Section 5.1 of the Original Indenture occurs if the Issuer fails to comply with, or breaches, any material provision of the Escrow Agreement.
     Section 6.02 Notice of Default. During the term of the Escrow Agreement, the Trustee shall provide written notice to the Escrow Agent thereunder (i) upon the occurrence of an Event of Default or (ii) if the principal amount of and accrued but unpaid interest on the Notes has become immediately due and payable pursuant to Section 5.1 of the Original Indenture.
ARTICLE VII
MISCELLANEOUS
     Section 7.01 Integral Part. This Supplemental Indenture constitutes an integral part of the Indenture.
     Section 7.02 Adoption, Ratification and Confirmation. The Original Indenture, as supplemented and amended by this Supplemental Indenture, is in all respects hereby adopted, ratified and confirmed.
     Section 7.03 Counterparts. This Supplemental Indenture may be executed in any number of counterparts, each of which when so executed shall be deemed an original; and all such counterparts shall together constitute but one and the same instrument.
     Section 7.04 Governing Law. THIS SUPPLEMENTAL INDENTURE AND THE NOTES SHALL BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH THE LAWS OF THE STATE OF TEXAS.
     Section 7.05 Trustee Makes No Representation. The Trustee makes no representation as to the validity or sufficiency of this Supplemental Indenture. The recitals and statements herein are deemed to be those of the Issuer and not of the Trustee.
[Signatures on following page]

     IN WITNESS WHEREOF, the parties hereto have executed this Supplemental Indenture on the date first set forth above.

ISSUER: SERVICE CORPORATION INTERNATIONAL
By:	/s/ Eric D. Tanzberger
Eric D. Tanzberger
Senior Vice President, Chief Financial Officer and Treasurer

TRUSTEE: THE BANK OF NEW YORK MELLON TRUST COMPANY, N.A., as Trustee
By:	/s/ Julie Hoffman-Ramos
	Name:	Julie Hoffman-Ramos
	Title:	Senior Associate

EXHIBIT A
[FORM OF FACE OF NOTES]
     UNLESS THIS CERTIFICATE IS PRESENTED BY AN AUTHORIZED REPRESENTATIVE OF THE DEPOSITORY TRUST COMPANY, A NEW YORK CORPORATION (“DTC”), NEW YORK, NEW YORK, TO THE ISSUER OR ITS AGENT FOR REGISTRATION OF TRANSFER, EXCHANGE OR PAYMENT, AND ANY CERTIFICATE ISSUED IS REGISTERED IN THE NAME OF CEDE & CO. OR SUCH OTHER NAME AS IS REQUESTED BY AN AUTHORIZED REPRESENTATIVE OF DTC (AND ANY PAYMENT IS MADE TO CEDE & CO., OR TO SUCH OTHER ENTITY AS IS REQUESTED BY AN AUTHORIZED REPRESENTATIVE OF DTC) ANY TRANSFER, PLEDGE OR OTHER USE HEREOF FOR VALUE OR OTHERWISE BY OR TO ANY PERSON IS WRONGFUL INASMUCH AS THE REGISTERED OWNER HEREOF, CEDE & CO., HAS AN INTEREST HEREIN.
     TRANSFERS OF THIS GLOBAL SECURITY SHALL BE LIMITED TO TRANSFERS IN WHOLE, BUT NOT IN PART, TO NOMINEES OF DTC OR TO A SUCCESSOR THEREOF OR SUCH SUCCESSOR’S NOMINEE AND TRANSFERS OF PORTIONS OF THIS GLOBAL SECURITY SHALL BE LIMITED TO TRANSFERS MADE IN ACCORDANCE WITH THE RESTRICTIONS SET FORTH IN THE INDENTURE REFERRED TO ON THE REVERSE HEREOF.

REGISTERED No. __________	CUSIP: 817565BU7 ISIN: US817565BU72 $ __________
8.00% Senior Notes Due 2021
     Service Corporation International, a Texas corporation, promises to pay to __________, or registered assigns, the principal sum of ___________ Dollars on November 15, 2021.
     Interest Payment Dates: May 15 and November 15.
     Record Dates: May 1 and November 1.
     Additional provisions of this Note are set forth on the other side of this Note.
Dated:

SERVICE CORPORATION INTERNATIONAL,
By
Name:
Title:

TRUSTEE’S CERTIFICATE OF AUTHENTICATION THE BANK OF NEW YORK MELLON TRUST COMPANY, N.A. as Trustee, certifies that this is one of the Notes referred to in the Supplemental Indenture.
By
Authorized Signatory

[FORM OF REVERSE SIDE OF NOTES]
1. Interest
     Service Corporation International, a Texas corporation (such corporation, and its successors and assigns under the Indenture hereinafter referred to, being herein called the “Issuer”), promises to pay interest on the principal amount of this Note at the rate per annum shown above. The Issuer will pay interest semiannually on May 15 and November 15 of each year, commencing May 15, 2010. Interest on the Notes will accrue from November 10, 2009. Interest will be computed on the basis of a 360-day year of twelve 30-day months.
2. Method of Payment
     The Issuer will pay interest on the Notes (except defaulted interest) to the Persons who are registered holders of Notes at the close of business on the May 1 or November 1 next preceding the interest payment date even if Notes are canceled after the record date and on or before the interest payment date. Holders must surrender Notes to a Paying Agent to collect principal payments. The Issuer will pay principal and interest in money of the United States that at the time of payment is legal tender for payment of public and private debts. Payments in respect of the Notes represented by a Global Security (including principal, premium and interest) will be made by wire transfer of immediately available funds to the accounts specified by the Depositary. The Issuer will make all payments in respect of a certificated Note (including principal, premium and interest) by mailing a check to the registered address of each Holder thereof; provided, however, that payments on a certificated Note will be made by wire transfer to a U.S. dollar account maintained by the payee with a bank in the United States if such Holder elects payment by wire transfer by giving written notice to the Trustee or the Paying Agent to such effect designating such account no later than 30 days immediately preceding the relevant due date for payment (or such other date as the Trustee may accept in its discretion).
3. Paying Agent and Registrar
     Initially, The Bank of New York Mellon Trust Company, N.A., a New York banking corporation (the “Trustee”), will act as Paying Agent and Registrar. The Issuer may appoint and change any Paying Agent, Registrar or co-registrar without notice.
4. Indenture
     The Issuer issued the Notes under an Indenture dated as of February 1, 1993, as amended by the Eighth Supplemental Indenture dated as of November 10, 2009 (together, the “Indenture”), each between the Issuer and the Trustee. The terms of the Notes include those stated in the Indenture and those made part of the Indenture by reference to the Trust Indenture Act of 1939 (15 U.S.C. §§ 77aaa-77bbbb) as in effect on the date of the Eighth Supplemental Indenture (the “Act”). Terms defined in the Indenture and not defined herein have the meanings ascribed thereto in the Indenture. The Notes are subject to all such terms, and Noteholders are referred to the Indenture and the Act for a statement of those terms.
     The Notes are general unsecured obligations of the Issuer. The Issuer shall be entitled to issue Additional Notes pursuant to Section 2.3 of the Original Indenture. The Notes issued on the Issue Date and any Additional Notes will be treated as a single class for all purposes under the Indenture. The Indenture contains covenants that limit the ability of the Issuer and its subsidiaries to create liens on assets; consolidate, merge or transfer all or substantially all of its assets and the assets of its subsidiaries; and engage in sale/leaseback transactions. These covenants are subject to important exceptions and qualifications.
5. Optional Redemption
     Except as set forth below and in Section 6, the Issuer shall not be entitled to redeem the Notes.
     The Notes will be redeemable, in whole or in part, at the Issuer’s option at any time, upon at least 30 days’ and not more than 60 days’ notice to the Holders, at a redemption price equal to the greater of (1) 100% of the principal amount of such Notes, and (2) as determined by the Quotation Agent, the sum of the present values of the remaining scheduled payments of principal and interest thereon (not including any portion of such payments of interest accrued as of the date of redemption) discounted to the date of redemption on a semi-annual basis (assuming a 360-day year consisting of twelve 30-day months) at the Adjusted Treasury Rate plus 50 basis points (the greater of (1) and (2), the “Optional Redemption Premium”), plus in each case, accrued interest thereon to (but not including) the date of redemption.
     Notice of optional redemption pursuant to this Section 5 will be mailed at least 30 days but not more than 60 days before the redemption date to each Holder of Notes to be redeemed at his registered address. Notes in denominations larger than $2,000 principal amount may be redeemed in part but only in whole multiples of $1,000. If money sufficient to pay the redemption price of and accrued interest on all Notes (or portions thereof) to be redeemed on the redemption date is deposited with the Paying Agent on or before the redemption date and certain other conditions are satisfied, on and after such date interest ceases to accrue on such Notes (or such portions thereof) called for redemption.
     “Adjusted Treasury Rate” means, with respect to any redemption date, the rate per annum equal to the semi-annual equivalent yield to maturity of the Comparable Treasury Issue, assuming a price for the Comparable Treasury Issue (expressed as a percentage of its principal amount) equal to the Comparable Treasury Price for such redemption date.
     “Comparable Treasury Issue” means the United States Treasury security selected by the Quotation Agent as having a maturity comparable to the remaining term of the Notes to be redeemed that would be utilized, at the time of selection and in accordance with customary financial practice, in pricing new issues of corporate debt securities of comparable maturity to the remaining term of such Notes.

     “Comparable Treasury Price” means, with respect to any redemption date, (i) the average of the Reference Treasury Dealer Quotations for such redemption date, after excluding the highest and lowest such Reference Treasury Dealer Quotations, or (ii) if the Trustee obtains fewer than three such Reference Treasury Dealer Quotations, the average of all such Quotations.
     “Quotation Agent” means the Reference Treasury Dealer appointed by the Issuer.
     “Reference Treasury Dealer” means J.P. Morgan Securities Inc. (and its successors) and any other nationally recognized investment banking firm that is a primary U.S. government securities dealer specified from time to time by the Issuer.
     “Reference Treasury Dealer Quotations” means, with respect to each Reference Treasury Dealer and any redemption date, the average, as determined by the Issuer, of the bid and asked prices for the Comparable Treasury Issue (expressed in each case as a percentage of its principal amount) quoted in writing to the Trustee by such Reference Treasury Dealer as of 5:00 p.m., New York time, on the third Business Day preceding the redemption date.
6. Escrow; Special Mandatory Redemption
     Pursuant to the Escrow Agreement, the net proceeds of the Notes issued on the Issue Date will be deposited into escrow. The Notes issued on the Issue Date are subject to special mandatory redemption, in whole, but not in part, in the event that the Acquisition is not consummated on or prior to June 30, 2010. All of the Notes issued on the Issue Date may also be redeemed, at the Issuer’s option, in whole, but not in part, at any time prior to June 30, 2010, if, in the Issuer’s sole judgment, the Acquisition will not be consummated by that date. The redemption price in either case will be 101% of the issue price of the Notes, plus accrued and unpaid interest to the redemption date.
7. Put Provisions
     Upon a Change of Control, any Holder of Notes will have the right to cause the Issuer to repurchase all or any part of the Notes of such Holder at a repurchase price equal to 101% of the principal amount of the Notes to be repurchased plus accrued interest to the date of repurchase (subject to the right of holders of record on the relevant record date to receive interest due on the related interest payment date) as provided in, and subject to the terms of, the Indenture.
8. Denominations; Transfer; Exchange
     The Notes are in registered form without coupons in denominations of $2,000 principal amount and whole multiples of $1,000. A Holder may transfer or exchange Notes in accordance with the Indenture. The Registrar may require a Holder, among other things, to furnish appropriate endorsements or transfer documents and to pay any taxes and fees required by law or permitted by the Indenture. The Registrar need not register the transfer of or exchange any Notes selected for redemption (except, in the case of a Note to be redeemed in part, the portion of the Note not to be redeemed) or any Notes for a period of 15 days before a selection of Notes to be redeemed or 15 days before an interest payment date.
9. Persons Deemed Owners
          Except as provided in Section 2 hereto, the registered Holder of this Note may be treated as the owner of it for all purposes.
10. Unclaimed Money
          If money for the payment of principal or interest remains unclaimed for two years, the Trustee or Paying Agent shall pay the money back to the Issuer at its request unless an abandoned property law designates another Person. After any such payment, Holders entitled to the money must look only to the Issuer as general creditors and not to the Trustee for payment.
11. Discharge and Defeasance
          Subject to certain conditions, the Issuer at any time shall be entitled to terminate some or all of its obligations under the Notes and the Indenture (insofar as the Indenture applies to the Notes) if the Issuer deposits with the Trustee money or U.S. Government Obligations for the payment of principal and interest on the Notes to redemption or maturity, as the case may be.
12. Amendment; Waiver
          Subject to certain exceptions set forth in the Indenture, (a) the Indenture (insofar as the Indenture applies to the Notes) and the Notes may be amended with the written consent of the Holders of at least a majority in principal amount outstanding of the Notes and (b) any default or noncompliance with any provision may be waived with respect to the Notes with the written consent of the Holders of a majority in principal amount outstanding of the Notes. Subject to certain exceptions set forth in the Indenture, without the consent of any Noteholder, the Issuer and the Trustee shall be entitled to amend the Indenture or the Notes to evidence the assumption by a successor corporation of the Issuer’s obligations under the Indenture, or to add covenants or make the occurrence and continuance of a default in such additional covenants a new Event of Default for the protection of the Holders of debt securities, or to cure any ambiguity or correct any inconsistency in the Indenture or amend the Indenture in any other manner which the Issuer may deem necessary or desirable and which will not adversely affect the interests of the Holders of senior debt securities issued thereunder, or to establish the form and terms of any series of senior debt securities to be issued pursuant to the Indenture, or to evidence the acceptance of appointment by a successor Trustee, or to secure the senior debt securities with any property or assets.

13.	Defaults and Remedies
          Under the Indenture, Events of Default include (a) default for 30 days in payment of interest on the Notes; (b) default in payment of principal on the Notes at maturity, upon redemption pursuant to Section 5 hereto, upon acceleration or otherwise, or failure by the Issuer to redeem or purchase Notes when required; (c) failure by the Issuer to comply with other agreements in the Indenture or the Notes, in certain cases subject to notice and lapse of time; (d) certain accelerations (including failure to pay within any grace period after final maturity) of other Indebtedness of the Issuer if the amount accelerated (or so unpaid) exceeds $10 million; (e) certain events of bankruptcy or insolvency with respect to the Issuer; and (f) with respect to the Notes issued on the Issue Date, failure by the Issuer to comply with, or any breach of, any material provision of the Escrow Agreement. If an Event of Default occurs and is continuing, the Trustee or the Holders of at least 25% in principal amount of the Notes may declare all the Notes to be due and payable immediately. Certain events of bankruptcy or insolvency are Events of Default which will result in the Notes being due and payable immediately upon the occurrence of such Events of Default.
          Noteholders may not enforce the Indenture or the Notes except as provided in the Indenture. The Trustee may refuse to enforce the Indenture or the Notes unless it receives indemnity or security satisfactory to it. Subject to certain limitations, Holders of a majority in principal amount of the Notes may direct the Trustee in its exercise of any trust or power. The Trustee may withhold from Noteholders notice of any continuing Default (except a Default in payment of principal or interest) if it determines that withholding notice is in the interest of the Holders.
14. Trustee Dealings with the Issuer
          Subject to certain limitations imposed by the Act, the Trustee under the Indenture, in its individual or any other capacity, may become the owner or pledgee of Notes and may otherwise deal with and collect obligations owed to it by the Issuer or its Affiliates and may otherwise deal with the Issuer or its Affiliates with the same rights it would have if it were not Trustee.
15. No Recourse Against Others
          A director, officer, employee or stockholder, as such, of the Issuer or the Trustee shall not have any liability for any obligations of the Issuer under the Notes or the Indenture or for any claim based on, in respect of or by reason of such obligations or their creation. By accepting a Note, each Noteholder waives and releases all such liability. The waiver and release are part of the consideration for the issue of the Notes.
16. Authentication
          This Note shall not be valid until an authorized signatory of the Trustee (or an authenticating agent) manually signs the certificate of authentication on the other side of this Note.

17. Abbreviations
          Customary abbreviations may be used in the name of a Noteholder or an assignee, such as TEN COM (=tenants in common), TEN ENT (=tenants by the entireties), JT TEN (=joint tenants with rights of survivorship and not as tenants in common), CUST (=custodian), and U/G/M/A (=Uniform Gift to Minors Act).
18. CUSIP Numbers
          Pursuant to a recommendation promulgated by the Committee on Uniform Security Identification Procedures the Issuer has caused CUSIP numbers to be printed on the Notes and has directed the Trustee to use CUSIP numbers in notices of redemption as a convenience to Noteholders. No representation is made as to the accuracy of such numbers either as printed on the Notes or as contained in any notice of redemption and reliance may be placed only on the other identification numbers placed thereon.
19. Governing Law
          THIS NOTE SHALL BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE LAWS OF THE STATE OF TEXAS.
          The Issuer will furnish to any Noteholder upon written request and without charge to the Note holder a copy of the Indenture which has in it the text of this Note in larger type. Requests may be made to:
1929 Allen Parkway
Houston, Texas 77019
Attention: Secretary

ASSIGNMENT FORM
To assign this Security, fill in the form below:
I or we assign and transfer this Security to
          (Print or type assignee’s name, address and zip code)
          (Insert assignee’s soc. sec. or tax I.D. No.)
and irrevocably appoint            agent to transfer this Security on the books of the Issuer. The agent may substitute another to act for him.

Date:	Your Signature:

Sign exactly as your name appears on the other side of this Security

OPTION OF HOLDER TO ELECT PURCHASE
               If you want to elect to have this Security purchased by the Issuer pursuant to Section 4.03 of the Supplemental Indenture, check the box: ☐
               If you want to elect to have only part of this Security purchased by the Issuer pursuant to Section 4.03 of the Supplemental Indenture, state the amount in principal amount: $

Dated:	Your Signature:

(Sign exactly as your name appears on the other side of this Security.)

Signature Guarantee:

(Signature must be guaranteed)
          Signatures must be guaranteed by an “eligible guarantor institution” meeting the requirements of the Registrar, which requirements include membership or participation in the Security Transfer Agent Medallion Program (“STAMP”) or such other “signature guarantee program” as may be determined by the Registrar in addition to, or in substitution for, STAMP, all in accordance with the Securities Exchange Act of 1934, as amended.

[TO BE ATTACHED TO GLOBAL SECURITIES]
SCHEDULE OF INCREASES OR DECREASES IN GLOBAL SECURITY
          The following increases or decreases in this Global Security have been made:

Date of Exchange	Amount of decrease in Principal amount of this Global Security	Amount of increase in Principal amount of this Global Security	Principal amount of this Global Security following such decrease or increase)	Signature of authorized officer of Trustee or Securities Custodian

EXHIBIT B
[FORM OF ESCROW AGREEMENT]